Exhibit 10.2

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE ALBANY MOLECULAR RESEARCH, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

Number of Option Shares:

Option Exercise Price per Share:

[FMV (Average of high and low sale prices on Grant Date) or 110% of FMV if a 10% Owner]

Grant Date:

Expiration Date:

Pursuant to the Albany Molecular Research, Inc. 1998 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Albany Molecular Research, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or any part of the number of shares of Common Stock, par value $.01 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.

1.                                       Vesting Schedule.  No portion of this Stock Option may be exercised until such portion shall have vested.  Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the vesting schedule hereunder and the acceleration of vesting in accordance with Sections 3(c) and 17 of the Plan, [(a) sixty percent (60%) of this Stock Option shall be fully vested and exercisable on the third anniversary of the Grant Date, (b) eighty percent (80%) of this Stock Option shall be fully vested and exercisable on the fourth anniversary of the Grant Date, and (c) one hundred percent (100%) of this Stock Option shall be fully vested and exercisable on the fifth anniversary of the Grant Date.](1)  Once vested, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

(1) Max. of $100,000 per yr.

2.                                       Manner of Exercise.

(a)                                  The Optionee may exercise this Stock Option only in the following manner:  from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Company of his or her election to purchase some or all of the vested Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock, valued at Fair Market Value on the exercise date, that have been purchased by the Optionee on the open market or that have been beneficially owned by the Optionee for at least six months, and are not then subject to restrictions under any Company plan, if permitted by the Administrator in its discretion; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price, provided that in the event the Optionee chooses to pay the purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by the Optionee delivering to the Company a promissory note if the Board of Directors has expressly authorized the loan of funds to the Optionee for the purpose of enabling or assisting the Optionee to effect the exercise of his or her Stock Option, provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note; or (v) with the consent of the Administrator, a combination of (i), (ii), (iii) and (iv) above.  Payment instruments will be received subject to collection.

The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of this Stock Option under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event an Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method described in clause (ii) of the preceding paragraph, the number of shares of Stock transferred to the Optionee upon exercise of this Stock Option shall be net of the number of shares attested to.

(b)                                 Certificates for the shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)                                  The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d)                                 Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.                                       Termination of Employment.  If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)                                  Termination Due to Death.  If the Optionee’s employment terminates by reason of death, any Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of twelve (12) months from the date of death or until the Expiration Date, if earlier.

(b)                                 Termination Due to Disability.  If the Optionee’s employment terminates as a result of the inability of the Optionee, by reason of injury, illness or other similar cause, to perform a major part of his or her duties and responsibilities in connection with the conduct of the business and affairs of the Company, any Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee for a period of twelve (12) months from the date of termination or until the Expiration Date, if earlier.  The death of the Optionee during the 12-month period provided in this Section 3(b) shall extend such period for another twelve (12) months from the date of death or until the Expiration Date, if earlier.

(c)                                  Termination for Cause.  If the Optionee’s employment terminates for Cause (as defined below), any Option held by the Optionee shall terminate immediately and be of no further force and effect.

For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement by and between the Company and the Optionee, or if there is no such Employment Agreement, termination of the Optionee’s employment for any of the following reasons shall constitute termination for “Cause” for purposes hereof:

(i)                                     dishonest statements or acts of the Optionee with respect to the Company, any Subsidiary or any affiliate of the Company;

(ii)                                  commission by or indictment of the Optionee for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(iii)                               commission, in the reasonable judgment of the Administrator, of any act involving a violation of any procedure or policy of the Company;

(iv)                              failure to perform to the reasonable satisfaction of the Chief Executive Officer or the President of the Company a substantial portion of the Optionee’s duties and responsibilities as an employee of the Company, which failure continues, in the reasonable judgment of the Chief Executive Officer or the President of the Company, after written notice to the Optionee thereof and after a 30-day cure period expires;

(v)                                 gross negligence, willful misconduct or insubordination of the Optionee with respect to the Company, any Subsidiary or any affiliate of the Company; or

(vi)                              material breach by the Optionee of any of the Optionee’s obligations under any agreement with the Company, including, without limitation, that certain Employee Innovation, Proprietary Information and Post-Employment Activity Agreement by and between the Company and the Optionee.

(d)                                 Other Termination.  If the Optionee’s employment terminates for any reason other than those set forth in Sections 3(a), 3(b) or 3(c) of this Agreement, and unless otherwise determined by the Committee, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of three (3) months from the date of termination or until the Expiration Date, if earlier.  Any Option that is not exercisable at such time shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.                                       Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.  In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.                                       Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, or by the Optionee’s legal representative or guardian in the event of the Optionee’s incapacity.

6.                                       Status of the Stock Option.  This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such.  The Optionee should consult with his or her own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.  If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will notify the Company within 30 days after such disposition.

7.                                       Miscellaneous.

(a)                                  Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Optionee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)                                 This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c)                                  Pursuant to Section 15 of the Plan, the Administrator may at any time amend or cancel any outstanding portion of this Stock Option, but no such action may be taken which adversely affects the Optionee’s rights under this Agreement without the Optionee’s consent.

(d)                                 This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall together constitute one instrument.

ALBANY MOLECULAR RESEARCH, INC.

By:

Name:	Mark T. Frost

Title:	Chief Financial Officer